Filed Pursuant to Rule 433
Registration Statement Nos. 333-157386 and 333-157386-01

October 29, 2010 Medium-Term Notes, Series D No. 2010-MTNDD0672 Registration Statements Nos. 333-157386 and 333-157386-01 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Market-Linked Notes Based on the Value of a Global Equity Index Basket

due November 28, 2016

Market-Linked Notes provide investors with exposure to broad-based equity market indices with no downside risk to the initial investment. They are for investors who are concerned about principal risk and want repayment of the full stated principal amount at maturity, subject to the credit risk of Citigroup Inc. The notes are senior unsecured obligations of Citigroup Funding Inc. and any payments due on the notes, including the repayment of principal, are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company, and are subject to the credit risk of Citigroup Inc.

SUMMARY TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the notes, including the repayment of principal, are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company
Issue price:	$1,000 per note (see “Underwriting fee and issue price” below)
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$
Pricing date:	November , 2010 (expected to price on or about November 24, 2010, or if such day is not an index business day, the next succeeding index business day).
Original issue date:	November , 2010 (three business days after the pricing date)
Maturity date:	November 28, 2016
Principal due at maturity:	Full stated principal amount due at maturity
Interest:	None
Global Equity Index Basket:	An equally-weighted basket comprised of the Dow Jones Industrial AverageSM, the EURO STOXX 50®, and the Nikkei 225 Stock AverageSM (the “Global Basket”).
Payment at maturity:	The payment at maturity per $1,000 note will equal: $1,000 + note return amount, if any
Note return amount:

(i) If the final basket value exceeds the initial basket value of 100, the note return amount will equal the product of: $1,000 × basket percent change × participation rate of 100% to 110% (to be determined on the pricing date).

(ii) If the final basket value is less than or equal to the initial basket value, the note return amount will equal zero.

Basket percent change:	(final basket value - initial basket value) / initial basket value
Initial basket value:	Set to 100 on the pricing date, based on the sum of (i) the product of the closing level of the Dow Jones Industrial AverageSM on the pricing date and its basket composition ratio, (ii) the product of the closing level of the EURO STOXX 50® on the pricing date and its basket composition ratio, and (iii) the product of the closing level of the Nikkei 225 Stock AverageSM and its basket composition ratio.
Final basket value:	The arithmetic average of the closing value of the Global Basket on each of six basket valuation dates
Closing value of Global Basket:	The closing value of the Global Basket on each basket valuation date will equal the sum of (i) the product of the closing level of the Dow Jones Industrial AverageSM on that basket valuation date and its basket composition ratio, (ii) the product of the closing level of the EURO STOXX 50® on that basket valuation date and its basket composition ratio, and (iii) the product of the closing level of the Nikkei 225 Stock AverageSM on that basket valuation date and its basket composition ratio
Basket valuation dates:	November 21, 2011, November 21, 2012, November 21, 2013, November 21, 2014, November 20, 2015 and November 21, 2016, subject to adjustment for non-index business days and certain market disruption events
Basket composition ratio:	The basket composition ratio for each Global Basket component index will be determined on the pricing date and will equal the initial percentage weight of the relevant Global Basket component index divided by the closing value of such Global Basket component index on the pricing date, rounded to eight decimal places.
CUSIP:	1730T0KW8
ISIN:	US1730T0KW89
Listing:	The notes will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Supplemental information regarding plan of distribution; conflicts of interest”

Underwriting fee and issue price:	Price to public(1)	Underwriting fee(1)(2)	Proceeds to the issuer
Per note	$1,000.00	$35.00	$965.00
Total	$	$	$

(1) The actual price to public and underwriting fee for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor. The lowest price payable by an investor is $990.00 per note. Please see “Syndicate Information” on page 11 for further details.

(2) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the underwriter), and their financial advisors will collectively receive from the underwriter, Citigroup Global Markets Inc., a fixed selling concession of $35.00 for each note they sell, while selected dealers not affiliated with Citigroup Global Markets will receive a selling concession of up to $35.00 for each note they sell. Certain other broker-dealers affiliated with Citigroup Global Markets, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a concession, and Financial Advisors employed by Citigroup Global Markets will receive a fixed sales commission, of $35.00 for each note they sell. See “Fees and selling concessions” on page 11. This selling concession may be reduced for volume purchase discounts depending on the aggregate amount of the notes purchased by an investor. See “Syndicate Information” on page 11.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PRICING SUPPLEMENT, PROSPECTUS SUPPLEMENT AND PROSPECTUS,

EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Pricing Supplement, Subject to Completion, filed on October 29, 2010:

http://www.sec.gov/Archives/edgar/data/831001/000119312510241165/d424b2.htm

Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and related prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and related prospectus supplement in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and related prospectus supplement by calling toll-free 1-877-858-5407.

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of a Global Equity Index Basket

Due November 28, 2016

Investment Overview

Market-Linked Notes

The Market-Linked Notes provide investors:

■

an opportunity to invest in a diversified equity index basket comprised of the Dow Jones Industrial AverageSM, the EURO STOXX 50®, and the Nikkei 225 Stock AverageSM and simultaneously gain exposure to three indices without having to acquire the component stocks of these indices.

■

100% to 110% (to be determined on the pricing date) participation in any appreciation of the Global Basket over the term of the notes, potentially more opportunity for appreciation than an investment in an instrument directly linked to the Global Basket or the Global Basket components.

■	Repayment of the full stated principal amount of the notes at maturity, subject to the credit risk of Citigroup, Inc.

At maturity if the Global Basket has depreciated or has not appreciated at all, subject to the credit risk of Citigroup Inc., the investment will redeem for the stated principal amount, without any yield on your investment.

Maturity:	6 years

Participation Rate:	100% to 110% (to be determined on the pricing date)

Principal due at maturity:	Full stated principal amount due at maturity

Interest:	None

Global Basket Overview

The Global Basket will represent the equally-weighted returns of the Dow Jones Industrial AverageSM, the EURO STOXX 50®, and the Nikkei 225 Stock AverageSM, from the pricing date through each basket valuation date. Each Global Basket component will initially be weighted as set forth below, based on its closing level on the pricing date to achieve a starting value of 100 for the Global Basket on that date:

Global Basket Component Index	Initial Percentage Weight	Closing Level on the Pricing Date	Basket Composition Ratio(1)

Dow Jones Industrial AverageSM	33.34%

EURO STOXX 50®	33.33%

Nikkei 225 Stock AverageSM	33.33%

(1) Each basket composition ratio equals the initial percentage weight of the Global Basket component index divided by the closing level of that Global Basket component index on the pricing date, rounded to eight decimal places.

The following graph sets forth the hypothetical historical daily closing values of the Global Basket on the last index business day of each month, commencing in January 3, 2005 and ending in October 28, 2010. Each hypothetical daily closing value was calculated as if the Global Basket had been created on January 3, 2005 with an initial basket value of 100. The Global Basket will actually be established on the pricing date with an initial basket value of 100. The hypothetical historical daily closing values set forth in the graph below have not been reviewed or verified by any independent third party.

Actual historical daily closing values of each Global Basket component were used to calculate the hypothetical historical daily closing values of the Global Basket. However, these hypothetical historical daily closing values should not be taken as an indication of the actual composition of the Global Basket on the pricing date or the future performance of the Global Basket. Any hypothetical historical upward or downward trend in the value of the Global Basket during any period set forth below is not an indication that the Global Basket is more or less likely to increase or decrease at any time during the term of the notes.

October 2010	Page 2

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of a Global Equity Index Basket

Due November 28, 2016

October 2010	Page 3

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of a Global Equity Index Basket

Due November 28, 2016

Dow Jones Industrial AverageSM Overview

The Dow Jones Industrial AverageSM is a price-weighted average composed of 30 common stocks selected at the discretion of the editors of The Wall Street Journal, which is published by Dow Jones & Company, Inc., as representative of the broad market of U.S. industry.

Information as of market close on October 28, 2010:

Bloomberg Ticker Symbol:	INDU

Current Index Level:	11,113.95

52 Weeks Ago (on 10/28/2009):	9,762.69

52 Week High (on 4/26/2010):	11,205.03

52 Week Low (on 7/2/2009):	9,686.48

October 2010	Page 4

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of a Global Equity Index Basket

Due November 28, 2016

EURO STOXX 50® Overview

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The EURO STOXX 50® Index is published by STOXX Limited.

Information as of market close on October 28, 2010:

Bloomberg Ticker Symbol:	SX5E

Current Index Level:	2,845.53

52 Weeks Ago (on 10/28/2009):	2,778.46

52 Week High (on 1/8/2010):	3,017.85

52 Week Low (on 5/25/2010):	2,488.50

October 2010	Page 5

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of a Global Equity Index Basket

Due November 28, 2016

Nikkei 225 Stock AverageSM Overview

The Nikkei 225 Stock AverageSM is a stock index calculated, published and disseminated by Nihon Keizai Shimbun, Inc (“NKS”) that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Stock AverageSM is currently based on 225 highly capitalized component stocks trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries.

Information as of market close on October 28, 2010:

Bloomberg Ticker Symbol:	NKY

Current Index Level:	9,366.03

52 Weeks Ago (on 10/28/2009):	10,075.05

52 Week High (on 4/5/2010):	11,339.30

52 Week Low (on 8/31/2010):	8,824.06

October 2010	Page 6

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of a Global Equity Index Basket

Due November 28, 2016

Key Investment Rationale

The notes offer 100% to 110% (to be determined on the pricing date) participation in the positive performance of the Global Basket, while guaranteeing repayment of the stated principal amount, subject to the credit risk of Citigroup Inc.

Best Case Scenario	The final basket value of the Global Basket is greater than the initial basket value, the note return amount will be positive and the payment at maturity will be greater than your original investment in the notes.

Worst Case Scenario	The final basket value of the Global Basket is less than or equal to the initial basket value, the note return amount will be zero and the payment at maturity will equal the stated principal amount of $1,000.

Summary of Selected Key Risks (see page 13)

■	The notes may not pay more than the stated principal amount at maturity and do not pay interest.

■

The return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional fixed-rate debt security of ours (guaranteed by Citigroup Inc.) of comparable maturity.

■

You may not benefit from a significant increase in the closing value of the Global Basket on one or more basket valuation dates because the final basket value is based on the arithmetic average of the closing value of the Global Basket on each of six basket valuation dates.

■	Investing in the Global Basket might yield a lower return than investing in any one of the Global Basket components.

■	The market price of the notes will be influenced by many unpredictable factors, including the value and volatility of the Global Basket and the stocks that underlie the Global Basket components.

■	The notes are subject to the credit risk of Citigroup Inc., and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.

■	The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

■	Adjustments to the Global Basket could adversely affect the value of the notes.

■	You have no shareholder rights.

■	Investing in the notes is not equivalent to investing in the Global Basket components.

■	The notes will not be listed on any securities exchange and secondary trading may be limited.

■	The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the notes.

■	Citigroup Funding’s hedging and trading activity could potentially adversely affect the value of the notes.

■	Special U.S. federal income tax rules will apply to U.S. holders.

October 2010	Page 7

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of a Global Equity Index Basket

Due November 28, 2016

Fact Sheet

The notes offered are senior unsecured obligations of Citigroup Funding Inc. Any payments due on the notes, including the repayment of principal, are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The notes will pay no interest and have the terms described in this offering summary and the related pricing supplement, prospectus supplement and prospectus. Subject to the credit risk of Citigroup Inc., at maturity, we will pay per note the stated principal amount of $1,000 plus a note return amount, if any, based on the increase, if any, in the value of the Global Basket. All payments due on the notes are subject to the credit risk of Citigroup Inc.

Expected Key Dates
Pricing date	Original issue date (settlement date)	Maturity date
November , 2010 (expected to price on or about November 24, 2010, or if such day is not a scheduled index business day, the next succeeding scheduled index business day).	November , 2010 (three business days after the pricing date)	November 28, 2016

Key Terms
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the notes, include the repayment of principal, are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Denominations:	$1,000 per note and integral multiples thereof
Aggregate principal amount:	$
Principal due at maturity:	Full stated principal amount due at maturity
Interest:	None
Global Equity Index Basket:	An equally-weighted basket comprised of the Dow Jones Industrial AverageSM, the EURO STOXX 50®, and the Nikkei 225 Stock AverageSM.
Payment at maturity:	The payment at maturity per $1,000 stated principal amount will equal: • $1,000 + note return amount, if any In no event will the payment at maturity be less than $1,000.
Note return amount:

((i) If the final basket value exceeds the initial basket value of 100, the note return amount will equal the product of:

•   $1,000 × basket percent change × participation rate of 100% to 110% (to be determined on the pricing date).

(ii) If the final basket value is less than or equal to the initial basket value, the note return amount will equal zero.

Basket percent change:	(final basket value - initial basket value) / initial basket value
Initial basket value:	Set to 100 on the pricing date, based on the sum of (i) the product of the closing level of the Dow Jones Industrial AverageSM on the pricing date and its basket composition ratio, (ii) the product of the closing level of the EURO STOXX 50® on the pricing date and its basket composition ratio, and (iii) the product of the closing level of the Nikkei 225 Stock AverageSM and its basket composition ratio.
Final basket value:	The arithmetic average of the closing value of the Global Basket on each of six basket valuation dates
Closing value of Global Basket:

The closing value of the Global Basket on each basket valuation date will equal the sum of (i) the product of the closing level of the Dow Jones Industrial AverageSM on that basket valuation date and its basket composition ratio, (ii) the product of the closing level of the EURO STOXX 50® on that basket valuation date and its basket composition ratio, and (iii) the product of the closing level of the Nikkei 225 Stock AverageSM on that basket valuation date and its basket composition ratio

October 2010	Page 8

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of a Global Equity Index Basket

Due November 28, 2016

Basket valuation dates:	November 21, 2011, November 21, 2012, November 21, 2013, November 21, 2014, November 20, 2015 and November 21, 2016, subject to adjustment for non-index business days and certain market disruption events
Basket composition ratio:	The basket composition ratio for each Global Basket component index will be determined on the pricing date and will equal the initial percentage weight of the relevant Global Basket component index divided by the closing value of such Global Basket component index on the pricing date, rounded to eight decimal places
Call right:	The notes are not callable prior to the maturity date.
Risk factors:	Please see “Risk Factors” beginning on page 13.

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	1730T0KW8
ISIN:	US1730T0KW89
Certain U.S. federal income tax considerations:

The following summarizes certain U.S. federal income tax considerations for initial U.S. investors who hold the notes as capital assets. Investors should refer to the accompanying pricing supplement related to this offering for additional information relating to U.S. federal income tax and consult their tax advisors in determining the tax consequences of an investment in the notes, including the application of state, local and other tax laws and the possible effects of changes in federal or other tax laws.

•  U.S. investors will be required to accrue interest income on the notes at a predetermined rate, which is deemed to accrue on a daily basis (the “Tax OID”) although they will receive no cash distributions on the notes until maturity.

•  At maturity or upon a taxable disposition of the notes, a U.S. holder will realize gain equal to the difference between cash received upon maturity or such taxable disposition and the U.S. holder’s adjusted tax basis in the notes. The adjusted tax basis in a note generally is its purchase price increased by any Tax OID previously accrued.

•  Any gain realized upon a sale or disposition of the notes generally will be treated as ordinary income.

•  Any loss realized by a U.S. holder upon a sale or disposition generally will be treated as an ordinary loss to the extent of the Tax OID inclusions with respect to the notes.

•  Any loss realized in excess of the Tax OID inclusion amount generally will be treated as capital loss.

In the case of a holder of the notes that is not a U.S. person, all payments made with respect to the notes and any gain realized upon the sale or other disposition of the notes will not be subject to U.S. income or withholding tax, provided that such payments and gain are not effectively connected with a U.S. trade or business of such holder and the holder complies with applicable certification requirements (generally, an IRS form
W-8BEN). Further, if such holder does not comply with applicable certification requirements, such holder may be subject to backup withholding.

Notes beneficially owned by a non-U.S. holder who at the time of death is neither a resident nor a citizen of the United States generally should not be subject to U.S. federal estate tax, provided that interest in the notes is not then effectively connected with the conduct of a U.S. trade or business.

You should refer to the accompanying pricing supplement related to this offering for additional information relating to U.S. federal income tax treatment. You should also consult your own tax advisors to determine tax consequences particular to your situation.

Trustee:	The Bank of New York Mellon
Use of proceeds and hedging:

The net proceeds received from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our affiliates.

On, or prior to, the pricing date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the notes by taking positions in futures or options contracts listed on major securities markets on the Dow Jones Industrial AverageSM, the EURO STOXX 50®, and the Nikkei 225 Stock AverageSM or the stocks included in these

October 2010	Page 9

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of a Global Equity Index Basket

Due November 28, 2016

indices, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the value of the Dow Jones Industrial AverageSM, the EURO STOXX 50®, and the Nikkei 225 Stock AverageSM, and, accordingly, the value at which the Global Basket must be above on the basket valuation dates before you would receive at maturity a payment that exceeds the stated principal amount of the notes. For further information on our use of proceeds and hedging, see “Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?” in the accompanying pricing supplement related to this offering of notes.

ERISA and IRA purchase considerations:

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the notes as long as either (A) (1) no Citigroup Global Markets affiliate or employee or affiliate’s employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the notes or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the accompanying pricing supplement related to this offering for more information.

Fees and selling concessions:

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the notes, will receive an underwriting fee of $35.00 for each note sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers, including its affiliate Morgan Stanley Smith Barney, and their financial advisors collectively a fixed selling concession of $35.00 for each note they sell, while selected dealers not affiliated with Citigroup Global Markets will receive a selling concession of up to $35.00 for each note they sell. Certain other broker-dealers affiliated with Citigroup Global Markets, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a concession, and Financial Advisors employed by Citigroup Global Markets will receive a fixed sales commission, of $35.00 for each note they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. The underwriting fee and selling concession payable in connection with sales of the notes may be reduced for volume purchase discounts in accordance with the chart in “Syndicate Information” below.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors” below and “Risk Factors Relating to the Notes” and “Plan of Distribution; Conflicts of Interest” in the accompanying pricing supplement related to this offering of notes.

Supplemental information regarding plan of distribution; conflicts of interest:	Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering of the notes will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are NOT permitted to purchase the notes, either directly or indirectly. See “Plan of Distribution; Conflicts of Interest” in the accompanying pricing supplement related to this offering of notes.
Calculation agent:	Citigroup Global Markets Inc.
Contact:	Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7288.

October 2010	Page 10

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of a Global Equity Index Basket

Due November 28, 2016

Syndicate Information

The actual public offering price, the underwriting fee received by Citigroup Global Markets and the selling concession granted to selected dealers per note may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by a particular investor according to the following chart.

Syndicate Information

Aggregate principal amount of notes for any single investor	Price to public per note	Underwriting fee per note	Selling concession per note
< $1,000,000	$1,000.00	$35.00	$35.00
≥$1,000,000 and < $3,000,000	$995.00	$30.00	$30.00
≥$3,000,000 and < $5,000,000	$992.50	$27.50	$27.50
≥$5,000,000	$990.00	$25.00	$25.00

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the notes distributed by such dealers.

The above Fact Sheet represents a summary of the terms and conditions of the notes. We encourage you to read the accompanying prospectus supplement, prospectus and pricing supplement for the notes, which can be accessed via the hyperlinks on the front page of this document.

Hypothetical Payout on the Notes

The examples of hypothetical payments at maturity set forth below are intended to illustrate the effect of different final basket values of the Global Basket on the amount you will receive in respect of the notes at maturity. All of the hypothetical examples are based on the following assumptions:

■	Issue price: $1,000 per Note

■	Initial basket value: 100

■	Hypothetical participation rate: 105%

■	Term of the notes: 6 years

■	The notes are held to maturity.

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual amount you receive at maturity will depend on the actual note return amount, which, in turn, will depend on the actual basket percent change.

Hypothetical basket percent change	Stated principal amount	Hypothetical note return amount(1)	Hypothetical payment at maturity(2)	Hypothetical percent return on $1,000 note
-70.00%	$1,000.00	$0.00	$1,000.00	0.00%
-60.00%	$1,000.00	$0.00	$1,000.00	0.00%
-50.00%	$1,000.00	$0.00	$1,000.00	0.00%
-40.00%	$1,000.00	$0.00	$1,000.00	0.00%
-30.00%	$1,000.00	$0.00	$1,000.00	0.00%
-20.00%	$1,000.00	$0.00	$1,000.00	0.00%
-10.00%	$1,000.00	$0.00	$1,000.00	0.00%
0.00%	$1,000.00	$0.00	$1,000.00	0.00%
10.00%	$1,000.00	$105.00	$1,105.00	10.50%
20.00%	$1,000.00	$210.00	$1,210.00	21.00%
30.00%	$1,000.00	$315.00	$1,315.00	31.50%
35.00%	$1,000.00	$367.50	$1,367.50	36.75%
45.00%	$1,000.00	$472.50	$1,472.50	47.25%
50.00%	$1,000.00	$525.00	$1,525.00	52.50%
60.00%	$1,000.00	$630.00	$1,630.00	63.00%
70.00%	$1,000.00	$735.00	$1,735.00	73.50%

(1) Hypothetical note return amount = $1,000 × hypothetical basket percent change x participation rate of 105%, If the final basket value exceeds the initial basket value of 100. If the final basket value is less than or equal to the initial basket value, the note return amount for each note will equal zero.

(2) Hypothetical Payment at Maturity = $1,000 + Hypothetical note return amount.

October 2010	Page 11

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of a Global Equity Index Basket

Due November 28, 2016

Payment at Maturity

Subject to the credit risk of Citigroup Inc., at maturity, we will pay you at least $1,000 plus the note return amount, if any. The notes are senior unsecured obligations of Citigroup Funding. All payments on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company, and are subject to the credit risk of Citigroup Inc.

The Note Return Amount will be based on the amount, expressed as a percentage, if any, by which the final basket value exceeds the initial basket value. If the final basket value is greater than the initial basket value, the note return amount will be calculated as follows:

note return amount	=	$1,000	x	(final basket–initial basket value) initial basket value	x	participation rate of 100% to 110% (to be determined on the pricing date).

where,

initial basket value	=	100 (based on the sum of (i) the product of the closing level of the Dow Jones Industrial AverageSM on the pricing date and its basket composition ratio, (ii) the product of the closing level of the EURO STOXX 50® on the pricing date and its basket composition ratio, and (iii) the product of the closing level of the Nikkei 225 Stock AverageSM on the pricing date and its basket composition ratio).

final basket value	=	The arithmetic average of the closing value of the Global Basket on each of six basket valuation dates.

The closing value of the Global Basket on each basket valuation date will equal the sum of (i) the product of the closing level of the Dow Jones Industrial AverageSM on that basket valuation date and its basket composition ratio, (ii) the product of the closing level of the EURO STOXX 50® on that basket valuation date and its basket composition ratio, and (iii) the product of the closing level of the Nikkei 225 Stock AverageSM on that basket valuation date and its basket composition ratio.

The basket composition ratio for each basket component index will be determined on the pricing date and will equal the initial percentage weight of the relevant Global Basket component index divided by the closing value of such Global Basket component index on the pricing date, rounded to eight decimal places. If the final basket value is less than or equal to the initial basket value, the note return amount will be zero and investors will receive only the stated principal amount.

October 2010	Page 12

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of a Global Equity Index Basket

Due November 28, 2016

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes. For further discussion of these and other risks you should read the section entitled “Risk Factors Relating to the Notes” in the accompanying pricing supplement related to this offering and “Risk Factors” in the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

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The notes may not pay more than the stated principal amount at maturity. If the final basket value is less than or equal to the initial basket value, subject to the credit risk of Citigroup Inc., you will receive only the stated principal amount of $1,000 for each note you hold at maturity, even if the closing value of the Global Basket is greater than the initial basket value at one or more times during the term of the notes.

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The final index value of the Global Basket may be lower than its closing value on any one of the basket valuation dates. The arithmetic average of the closing value of the Global Basket on each of six basket valuation dates will determine the final basket value. Because the final basket value is based on this average, a significant increase in the closing value of the Global Basket on one or more basket valuation dates may be offset by a decrease in the closing value of the Global Basket on the other basket valuation dates. This may cause your return on the notes to be less than the return on a similar instrument linked to the closing value of the Global Basket on just one valuation date.

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The return on the Global Basket may be lower than the return on any one of the basket components. In determining the closing value of the Global Basket, the return of the Dow Jones Industrial AverageSM will be weighted 33.34% and the return of each of the EURO STOXX 50® and the Nikkei 225 Stock AverageSM will be weighted 33.33%. Because the closing value of the Global Basket on each basket valuation date will be based on the sum of the weighted returns of the Dow Jones Industrial AverageSM, the EURO STOXX 50®, and the Nikkei 225 Stock AverageSM, a significant increase in the value of one component of the Global Basket during the term of the notes but not the other components may be offset by a decrease in the value of the other components of the Global Basket during the term of the notes. This may cause your return on the notes to be less than the return on a similar instrument linked to just one of the components of the Global Basket.

■

Secondary market sales of the notes may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Inc., only if you hold the notes to maturity. The market value of the notes may fluctuate, and if you sell your notes in the secondary market prior to maturity, you may receive less than your initial investment.

■	The notes do not pay interest. You will not receive any periodic payments of interest or any other periodic payments on the notes.

■

Potential for a lower comparative yield. If the basket percent change is less than approximately     %, the yield on the notes will be less than that which would be payable on a conventional fixed-rate debt security of ours of comparable maturity.

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Market price of the notes may be influenced by many unpredictable factors. Numerous factors will influence the value of the notes in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the notes in the secondary market, including: the value and volatility of the Global Basket components, the price and volatility of the stocks that underlie the Global Basket components, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the stocks that underlie the Global Basket components, or the stock markets generally, and that may affect the value of the Global Basket components, interest and yield rates in the market, the time remaining to maturity, the dividend rate on the stocks that underlie the Global Basket components and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc. As a result, the market value of the notes will vary and may be less than the original issue price at any time prior to maturity and sale of the notes prior to maturity may result in a loss.

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The notes are subject to the credit risk of Citigroup Inc. and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes. You are subject to the credit risk of Citigroup Inc. The notes are not guaranteed by any entity other than Citigroup Inc. If Citigroup Inc. defaults on its guarantee obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the market value of the notes.

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The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the notes, as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the notes are also likely to be reduced by the costs of unwinding the related hedging transaction. Our affiliates may realize a profit from the expected hedging activity

October 2010	Page 13

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of a Global Equity Index Basket

Due November 28, 2016

even if the market value of the notes declines. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

■

Adjustments to the Global Basket components could adversely affect the value of the notes. The publishers of the Global Basket components can add, delete or substitute the stocks underlying the Global Basket components, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Global Basket components. The publishers of the Global Basket components may also discontinue or suspend calculation or publication of the Global Basket components at any time. Any of these actions could adversely affect the value of the notes. Where any of the Global Basket components is discontinued, Citigroup Global Markets, as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to that Global Basket component and is not precluded from considering indices that are calculated and published by Citigroup Global Markets or any of its affiliates.

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You have no shareholder rights. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the Global Basket components.

■

Investing in the notes is not equivalent to investing in the Global Basket. Investing in the notes is not equivalent to investing in the Global Basket components or their component stocks. See “Hypothetical Payout on the Notes” above.

■

The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. Citigroup Global Markets may, but is not obligated to, make a market in the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

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The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the notes. Citigroup Global Markets Inc., which is acting as the calculation agent for the notes, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine the initial basket value, the final basket value and the basket percent change, as applicable, and will calculate the amount you will receive at maturity. Any of these determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any value of the Global Basket in the event of the unavailability, modification or discontinuance of the Global Basket components, may adversely affect the payment to you at maturity.

■

Citigroup Funding’s hedging and trading activity could potentially adversely affect the value of the notes. We expect to hedge our obligations under the notes (and possibly to other instruments linked to the Global Basket components or the stock underlying them) through one or more of our affiliates. This hedging activity will likely involve trading in one or more of the stocks included the Dow Jones Industrial AverageSM, the EURO STOXX 50®, and the Nikkei 225 Stock AverageSM or in other instruments, such as options, swaps or futures, based upon the Dow Jones Industrial AverageSM, the EURO STOXX 50®, and the Nikkei 225 Stock AverageSM or the stocks included in the Dow Jones Industrial AverageSM, the EURO STOXX 50®, and the Nikkei 225 Stock AverageSM, or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging. This hedging activity may present a conflict between your interest in the notes and the interests we and our affiliates have in executing, maintaining and adjusting our hedge transactions because it could affect the value of the Dow Jones Industrial AverageSM, the EURO STOXX 50®, and the Nikkei 225 Stock AverageSM and, therefore, the determination of the payment due at maturity. It could also be adverse to your interest if it affects the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your notes in the secondary market. Since hedging our obligation under the notes involves risk and may be influenced by a number of factors, it is possible that we or our affiliates may profit from our hedging activity, even if the market value of the notes declines.

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Special U.S. federal income tax rules will apply to U.S. holders. The notes will be treated by Citigroup Funding as contingent payment debt obligations of Citigroup Funding, and by accepting a note, each holder of a note agrees to this treatment of the note. Special U.S. federal income tax rules apply to contingent payment debt obligations. Under these rules, a U.S. holder will be required to accrue interest income on the note although U.S. holders will receive no payments with respect to the note before maturity and regardless of whether the U.S. holder uses the cash or accrual method of tax accounting. In addition, upon the sale, exchange or other disposition of a note, including redemption of the note at maturity, a U.S. holder generally will be required to treat any gain recognized upon the disposition of the note as ordinary income, rather than capital gain. You should refer to the section “Certain United States Federal Income Tax Considerations” in the accompanying pricing supplement related to this offering for more information.

October 2010	Page 14

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of a Global Equity Index Basket

Due November 28, 2016

Information about the Global Basket Components

The Dow Jones Industrial AverageSM. The Dow Jones Industrial AverageSM, is a price-weighted index composed of 30 common stocks selected at the discretion of the editors of The Wall Street Journal (the “WSJ”), which is published by Dow Jones & Company, Inc., which we refer to as Dow Jones, as representative of the broad market of U.S. industry.

There are no pre-determined criteria for selection of a component stock except that component companies represented by the index should be established U.S. companies that are leaders in their industries. The index serves as a measure of the entire U.S. market such as financial services, technology, retail, entertainment and consumer goods and is not limited to traditionally defined industrial stocks. Changes in the composition of the index are made entirely by the editors of the WSJ without consultation with the component companies represented in the index, any stock exchange, any official agency or us. In order to maintain continuity, changes to the component stocks included in the index tend to be made infrequently and generally occur only after corporate acquisitions or other dramatic shifts in a component company’s core business. When one component stock is replaced, the entire index is reviewed. As a result, multiple component changes are often implemented simultaneously. The component stocks of the index may be changed at any time for any reason.

The index is price-weighted rather than market capitalization weighted. Therefore, the component stock weightings are affected only by changes in the stocks’ prices, in contrast with the weightings of other indices that are affected by both price changes and changes in the number of shares outstanding. The value of the index is the sum of the primary exchange prices of each of the 30 common stocks included in the index, divided by a divisor. The divisor is changed in accordance with a mathematical formula to adjust for stock dividends, stock splits and other corporate actions. The current divisor of the index is published daily in the WSJ and other publications. While this methodology reflects current practice in calculating the index, no assurance can be given that Dow Jones will not modify or change this methodology in a manner that may affect the return on your investment.

The formula used to calculate divisor adjustments is:

New Divisor	=	Current Divisor	x	Adjusted Sum of Prices
Unadjusted Sum of Prices

License agreement between Dow Jones & Company, Inc. and Citigroup Global Markets. Dow Jones and Citigroup Global Markets have entered into a non-exclusive license agreement providing for the license to Citigroup Inc., Citigroup Funding and its affiliates, in exchange for a fee, of the right to use indices owned and published by Dow Jones in connection with certain financial instruments, including the notes.

The license agreement between Dow Jones and Citigroup Global Markets provides that the following language must be stated in this document.

The notes are not sponsored, endorsed, sold or promoted by Dow Jones (including its affiliates) (Dow Jones, with its affiliates, is referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes. The Corporations make no representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the Dow Jones Industrial AverageSM to track general stock market performance. The Corporations’ only relationship to Citigroup Global Markets Inc. and its affiliates (the “Licensee”) is in the licensing of certain trademarks, trade names and service marks of Dow Jones and of the Dow Jones Industrial AverageSM, which is determined, composed and calculated by Dow Jones without regard to the Licensee or the notes. Dow Jones has no obligation to take the needs of the Licensee or the owners of the notes into consideration in determining, composing or calculating the Dow Jones Industrial AverageSM. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATIONS OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

All disclosures contained in this document regarding the Dow Jones Industrial AverageSM, including its makeup, method of calculation and changes in its components, are derived from publicly available information prepared by Dow Jones. None of Citigroup Funding, Citigroup Inc., Citigroup Global Markets Inc. or the trustee assumes any responsibility for the accuracy or completeness of such information.

October 2010	Page 15

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of a Global Equity Index Basket

Due November 28, 2016

Historical Information. The following table presents the published high and low quarterly closing values, as well as the end-of-quarter closing values, of the index from January 3, 2005 through October 28, 2010. The closing value of the index on October 28, 2010 was 11,113.95. We obtained these closing values and other information below from Bloomberg Financial Markets, without independent verification. The index experiences periods of high volatility, and you should not take the historical values of the index as an indication of future performance.

Dow Jones Industrial AverageSM	High	Low	Period End
2005
First	10,940.55	10,368.61	10,503.76
Second	10,623.07	10,012.36	10,274.97
Third	10,705.55	10,270.68	10,568.70
Fourth	10,931.62	10,215.22	10,717.50
2006
First	11,317.43	10,667.39	11,109.32
Second	11,642.65	10,706.14	11,150.22
Third	11,718.45	10,739.35	11,679.07
Fourth	12,510.57	11,670.35	12,463.15
2007
First	12,786.64	12,050.41	12,354.35
Second	13,676.32	12,382.30	13,408.62
Third	14,000.41	12,845.78	13,895.63
Fourth Quarter	14,164.53	12,743.44	13,264.82
2008
First	13,056.72	11,740.15	12,262.89
Second	13,058.20	11,346.51	11,350.01
Third	11,782.35	10,365.45	10,850.66
Fourth	10,831.07	7,552.29	8,776.39
2009
First	9,034.69	6,547.05	7,608.92
Second	8,799.26	7,761.60	8,447.00
Third	9,829.87	8,146.52	9,712.28
Fourth	10,548.51	9,487.67	10,428.05
2010
First	10,907.42	9,908.39	10,856.63
Second	11,205.03	9,774.02	9,774.02
Third	10,860.26	9,686.48	10,788.05
Fourth (through October 28)	11,169.46	10,751.27	11,113.95

The EURO STOXX 50®. The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries.

The composition of the EURO STOXX 50® Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the EURO STOXX 50® Index are made to ensure that the EURO STOXX 50® Index includes the 50 market sector leaders from within the EURO STOXX® Index. A current list of the issuers that comprise the EURO STOXX 50® Index is available on the STOXX Limited website: http://www.stoxx.com. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of this offering summary.

The free float factors for each component stock used to calculate the EURO STOXX 50® Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.

The EURO STOXX 50® Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the EURO STOXX 50® Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

October 2010	Page 16

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of a Global Equity Index Basket

Due November 28, 2016

The EURO STOXX 50® Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the EURO STOXX 50® Index value can be expressed as follows:

free float market capitalization of the EURO STOXX 50® Index
Index =		x 1,000
adjusted base date market capitalization of the EURO STOXX 50® Index

The “free float market capitalization of the EURO STOXX 50® Index” is equal to the sum of the products of the closing price, market capitalization and free float factor for each component stock as of the time the EURO STOXX 50® Index is being calculated.

The EURO STOXX 50® Index is also subject to a divisor, which is adjusted to maintain the continuity of EURO STOXX 50® Index values despite changes due to corporate actions.

License agreement between STOXX Limited and Citigroup Global Markets. STOXX Limited (“STOXX”) and its licensors and Citigroup Global Markets have entered into a non-exclusive license agreement providing for the license to Citigroup Global Markets and its affiliates, in exchange for a fee, of the right to use the EURO STOXX 50 Index, which is owned and published by STOXX Limited, in connection with certain financial instruments, including the notes.

The notes are not sponsored, endorsed, sold or promoted by STOXX or its licensors. STOXX and its licensors have no relationship to Citigroup Global Markets and its affiliates, other than the licensing of the EURO STOXX 50® Index and the related trademarks for use in connection with the notes. STOXX and its licensors make no recommendation that any person invests in the notes or any other securities. STOXX and its licensors have no responsibility or liability for or make any decisions about the timing, amount or pricing of the notes. STOXX and its licensors do not consider the needs of the notes, Citigroup Funding or its affiliates or the holders of the notes in determining, composing or calculating the EURO STOXX 50® Index or have any obligation to do so. STOXX and its licensors have no responsibility or liability for the administration, management or marketing of the notes.

STOXX and its licensors will not have any liability in connection with the notes. Specifically,

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STOXX and its licensors do not make any warranty, express or implied and disclaim any and all warranty about (i) the results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the EURO STOXX 50® Index and the data included in the EURO STOXX 50® Index; (ii) the accuracy or completeness of the EURO STOXX 50® Index and its data; and (iii) the merchantability and the fitness for a particular purpose or use of the EURO STOXX 50® Index and its data.

■	STOXX and its licensors will have no liability for any errors, omissions or interruptions in the EURO STOXX 50® Index or its data.

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Under no circumstances will STOXX or its licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its licensors knows that they might occur.

The licensing agreement between Citigroup Global Markets and STOXX is solely for their benefit and not for the benefit of the owners of the notes or any other third parties.

October 2010	Page 17

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of a Global Equity Index Basket

Due November 28, 2016

Historical Information. The following table presents the published high and low quarterly closing values, as well as the end-of-quarter closing values, of the index from January 3, 2005 through October 28, 2010. The closing value of the index on October 28, 2010 was 2,845.53. We obtained these closing values and other information below from Bloomberg Financial Markets, without independent verification. The index experiences periods of high volatility, and you should not take the historical values of the index as an indication of future performance

EURO STOXX 50®	High	Low	Period End
2005
First	3,114.54	2,924.01	3,055.73
Second	3,190.80	2,930.10	3,181.54
Third	3,429.42	3,170.06	3,428.51
Fourth	3,616.33	3,241.14	3,578.93
2006
First	3,874.61	3,532.68	3,853.74
Second	3,890.94	3,408.02	3,648.92
Third	3,899.41	3,492.11	3,899.41
Fourth	4,140.66	3,880.14	4,119.94
2007
First	4,272.32	3,906.15	4,181.03
Second	4,556.97	4,189.55	4,489.77
Third	4,557.57	4,062.33	4,381.71
Fourth Quarter	4,489.79	4,195.58	4,399.72
2008
First	4,339.23	3,431.82	3,628.06
Second	3,882.28	3,340.27	3,352.81
Third	3,445.66	3,000.83	3,038.20
Fourth	3,113.82	2,165.91	2,447.62
2009
First	2,578.43	1,809.98	2,071.13
Second	2,537.35	2,097.57	2,401.69
Third	2,899.12	2,281.47	2,872.63
Fourth	2,992.08	2,712.30	2,964.96
2010
First	3,017.85	2,631.64	2,931.16
Second	3,012.65	2,488.50	2,573.32
Third	2,827.27	2,507.83	2,747.90
Fourth (through October 28)	2,882.29	2,701.02	2,845.53

The Nikkei 225 Stock AverageSM. The Nikkei 225 Stock AverageSM is a stock index calculated, published and disseminated by NKS that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Stock AverageSM is currently based on 225 highly capitalized component stocks trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries. All 225 component stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section are among the most actively traded stocks on the TSE.

THE NIKKEI 225 STOCK AVERAGESM DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE RETURN ON THE NOTES WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

While NKS currently employs the following methodology to calculate the Nikkei 225 Stock AverageSM, no assurance can be given that NKS will not modify or change such methodology in a manner that may affect the amount payable to beneficial owners of the notes at maturity.

The Nikkei 225 Stock AverageSM is a modified, price-weighted index (i.e., a component stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each component stock by the corresponding weighting factor for such component stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “divisor”). The divisor, initially set in 1949 at 225, was 24.869 as of October 1, 2010 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant component stock, so that the share price of each component stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the Nikkei 225 Stock AverageSM are those reported by a primary market for the component stocks (currently the TSE). The level of the Nikkei 225 Stock AverageSM is calculated once per minute during TSE trading hours.

In order to maintain continuity in the level of the Nikkei 225 Stock AverageSM in the event of certain changes due to non-market factors affecting the component stocks, such as the addition or deletion of stocks, substitution of stocks, stock

October 2010	Page 18

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of a Global Equity Index Basket

Due November 28, 2016

dividends, stock splits or distributions of assets to stockholders, the divisor used in calculating the Nikkei 225 Stock AverageSM is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Stock AverageSM. Thereafter, the divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any component stock, the divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new divisor (i.e., the level of the Nikkei 225 Stock AverageSM immediately after such change) will equal the level of the Nikkei 225 Stock AverageSM immediately prior to the change.

Component stocks may be deleted or added by NKS. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the component stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. Upon deletion of a stock from the component stocks, NKS will select a suitable replacement for such deleted component stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by NKS to be representative of a market may be added to the component stocks. In such a case, an existing component stock with low trading volume and not representative of a market will be deleted by NKS.

License agreement between NKS and Citigroup Global Markets. NKS has entered into a license agreement providing Citigroup Funding a license, in exchange for a fee, of certain trade and service marks with respect to indices owned and published by NKS in connection with the issuance of the notes. The use of and reference to the Nikkei 225 Stock AverageSM in connection with the notes have been consented to by NKS, the publisher of the Nikkei 225 Stock AverageSM.

The Nikkei 225 Stock AverageSM is the intellectual property of NKS. “Nikkei,” “Nikkei Stock Average,” “Nikkei Average” and “Nikkei 225” are the service marks of NKS. NKS reserves all the rights, including copyright, to the Nikkei 225 Stock AverageSM.

NKS is under no obligation to continue the calculation and dissemination of the Nikkei 225 Stock AverageSM. NKS gives no assurance regarding any modification or change in any methodology used in calculating the Nikkei 225 Stock AverageSM and is under no obligation to continue the calculation and dissemination of the Nikkei 225 Stock AverageSM. The notes are not sponsored, endorsed, sold or promoted by NKS. No inference should be drawn from the information contained in this offering summary that NKS makes any representation or warranty, implied or express, to Citigroup Funding, the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes in particular or the ability of the Nikkei 225 Stock AverageSM to track general stock market performance. NKS has no obligation to take our needs or those of the holders of the notes into consideration in determining, composing or calculating the Nikkei 225 Stock AverageSM. NKS is not responsible for, and has not participated in the determination of, the timing of, prices for, or quantities of, the notes to be issued or in the determination or calculation of the equation by which any amount payable with respect to the notes is set. NKS has no obligation or liability in connection with the administration, marketing or trading of the notes.

NKS disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225 Stock AverageSM or the manner in which such index is applied in determining any amount payable in respect of the notes.

October 2010	Page 19

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of a Global Equity Index Basket

Due November 28, 2016

Historical Information. The following table presents the published high and low quarterly closing values, as well as the end-of-quarter closing values, of the index from January 3, 2005 through October 28, 2010. The closing value of the index on October 28, 2010 was 9,366.03. We obtained these closing values and other information below from Bloomberg Financial Markets, without independent verification. The index experiences periods of high volatility, and you should not take the historical values of the index as an indication of future performance

Nikkei 225 Stock AverageSM	High	Low	Period End
2005
First	11,966.69	11,238.37	11,668.95
Second	11,874.75	10,825.39	11,584.01
Third	13,617.24	11,565.99	13,574.30
Fourth	16,344.20	13,106.18	16,111.43
2006
First	17,059.66	15,341.18	17,059.66
Second	17,563.37	14,218.60	15,505.18
Third	16,385.96	14,437.24	16,127.58
Fourth	17,225.83	15,725.94	17,225.83
2007
First	18,215.35	16,642.25	17,287.65
Second	18,240.30	17,028.41	18,138.36
Third	18,261.98	15,273.68	16,785.69
Fourth Quarter	17,458.98	14,837.66	15,307.78
2008
First	14,691.41	11,787.51	12,525.54
Second	14,489.44	12,656.42	13,481.38
Third	13,603.31	11,259.86	11,259.86
Fourth	11,368.26	7,162.90	8,859.56
2009
First	9,239.24	7,054.98	8,109.53
Second	10,135.82	8,351.91	9,958.44
Third	10,639.71	9,050.33	10,133.23
Fourth	10,638.06	9,081.52	10,546.44
2010
First	11,097.14	9,932.90	11,089.94
Second	11,339.30	9,382.64	9,382.64
Third	9,795.24	8,824.06	9,369.35
Fourth (through October 28)	9,691.43	9,366.03	9,366.03

October 2010	Page 20